Filed Pursuant to Rule 433

Registration No. 333-132911

PRIVATE OFFERING NOTICE

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

STrategic Accelerated Redemption SecuritiesSM

Linked to the Nikkei 225® Index

due December     , 2009

(the “Notes”)

US$10 principal amount per unit

Private Offering Notice

Summary Terms

The Notes:

•

The Notes are designed for investors who seek an early exit prior to maturity at a premium if the level of the Nikkei 225® Index (Index symbol “NKY”) (the “Index”) is at or above the applicable Call Level (as defined in the attached offering document) on the relevant Observation Date (as defined in the attached offering document). Investors should be willing to lose some or all of their principal if the level of the Index declines by more than 10% on the final Observation Date before the maturity date.

•	There will be no payments prior to the maturity date and the Notes cannot be redeemed prior to the maturity date.

•	There is no principal protection on the Notes.

•

The Notes are made available to each investor outside of the United States in a minimum initial investment of US$50,000 (US$75,000 for residents of the European Economic Area), and subject to any other restrictions, as may be applicable to an investor under the private offering rules of any jurisdiction outside of the United States.

•

Merrill Lynch & Co., Inc. has applied to have the Notes listed on the American Stock Exchange under the trading symbol “NGJ”. If approval of this application is granted, the Notes will be listed on the American Stock Exchange at the time of such approval. Merrill Lynch & Co., Inc. makes no representation, however, that the Notes will be listed, or, if listed, will remain listed for the entire term of the Notes.

•	The Notes will be senior unsecured debt securities of Merrill Lynch & Co., Inc., and part of a series entitled “Medium-Term Notes, Series C” and will have the CUSIP No. .

•	The settlement date for the Notes is expected to be December , 2007.

Payment if called:

•

The Notes will be automatically called if the closing value of the Index on any Observation Date is greater than or equal to the applicable Call Level. If the Notes are called, an investor will receive the Call Amount per unit applicable to such Observation Date which is equal to the $10 original public offering price plus the Call Premium. The Call Premium represents a return of between 8.5% and 12.5% of the original public offering price per unit per annum. If the Notes are called, an investor will receive per unit:

•	between $10.850 and $11.250 if the Notes are called on the first Observation Date in December 2008;

•	between $11.275 and $11.875 if the Notes are called on the second Observation Date in June 2009; or

•	between $11.700 and $12.500 if the Notes are called on the final Observation Date in November 2009.

Payment on the maturity date:

•

If the Notes are not called, the amount an investor receives on the maturity date will be based on the direction of and percentage change between the starting value and the ending value of the Index. If the level of the Index:

•	has decreased by 10% or less, an investor will receive $10 per unit; or

•

has decreased by more than 10%, an investor will receive less than $10 per unit. A decline in the level of the Index in excess of 10% will result in the amount paid on the maturity date on the Notes being reduced by an amount equal to 100% of the decline in excess of 10%.

The Notes, the subject of the attached offering document (the “Offering Document”), have not been approved for public sale in any jurisdiction outside of the United States. As such, the Notes are made available to investors outside of the United States only in accordance with applicable private offering rules. The Offering Document may not be copied or otherwise made available to any other person by any recipient without the express written consent of Merrill Lynch & Co., Inc. (the “Company”).

No Prospectus (as defined in the EU Prospectus Directive) will be prepared in connection with the Notes. Accordingly, the Notes may not be offered to the public in any European Economic Area member state and any purchaser of the Notes who subsequently sells any of their Notes in any EEA member state must do so only in accordance with the requirements of the Prospectus Directive as implemented in that member state.

The discussion contained in the Offering Document relating to the tax implications of investing in the Notes not based upon, and does not reflect, the tax laws of any jurisdiction outside of the United States. Accordingly, investors should consult their local tax advisor before making an investment in the Notes.

PRIVATE OFFERING NOTICE

This Notice and the Offering Document have been provided by the Company for informational purposes only. Prospective investors should not treat the contents of this Notice or the Offering Document as advice relating to legal, taxation or investment matters and are advised to consult their own professional advisors concerning the purchase, holding or disposal of the Notes. Attention is drawn in particular to the risk factors set forth on page TS-6 of the attached Term Sheet, pages PS-4 to PS-8 of the attached STrategic Accelerated Redemption Securities Product Supplement and pages S-3 to S-4 of the MTN Prospectus Supplement included in the Offering Document. Subject to this Notice, the Offering Document has been approved for issue in the United Kingdom by Merrill Lynch International Bank Limited (“MLIB”), which is authorized and regulated by the Financial Services Authority, with a registered office at Merrill Lynch Financial Center, 2 King Edward Street, London EC1A 1HQ, United Kingdom. This Notice is issued in Hong Kong by Merrill Lynch (Asia Pacific) Limited.

Investors in the United Kingdom should be aware that Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), which is handling the sale of the Notes, has no place of business in the United Kingdom and is not regulated by the Financial Services Authority. Therefore, with respect to any action taken by MLPF&S, the regulatory regime governing an investor’s rights will be different than that of investors’ rights in the United Kingdom, and the United Kingdom rules for the protection of private investors and the United Kingdom Financial Compensation Scheme will not apply to any business MLPF&S conducts with or for United Kingdom investors.

Investors should also note the following:

(a)        The Notes are denominated in United States dollars. Investors that purchase Notes with a currency other than United States dollars should note that changes in rates of exchange may have an adverse effect on the value, price or income of their investment.

(b)        The price and value of the Notes can fluctuate and may fall against the investor’s interest and an investor may get back less than what he or she invested.

(c)        Investment in the Notes may not be suitable for all investors. Investors should seek advice from their investment advisor for information concerning the Company, the Notes and the suitability of purchasing the Notes in the context of their individual circumstances. Past performance is not necessarily a guide to future performance, and no projection, representation or warranty is made regarding future performance.

(d)        Save as disclosed herein and in the Offering Document, no commissions, discounts, brokerages or other special terms have been granted or are payable by the Company in connection with the issue or sale of the Notes.

(e)        MLPF&S or one of its affiliates may be the only market maker, if any, in the Notes.

(f)        A selling concession of 2.00% of the public offering price is included in the terms of the Notes and is payable to the Merrill Lynch & Co., Inc. and its affiliates. If MLPF&S or its affiliates make a market in the Notes, it may apply a sales charge (i.e., a mark-up or a mark-down, as the case may be, calculated as a percentage of the market value of the Notes), details of which will be disclosed, upon request, to investors buying/selling the Notes from/to MLPF&S or its affiliates in the secondary market.

The date of this Notice is October 31, 2007.

This Notice supplements the Preliminary Term Sheet, dated October 31, 2007,

the STrategic Accelerated Redemption Securities Product Supplement, dated September 28, 2007, the Index Supplement, dated

June 6, 2007 and the MTN Prospectus Supplement, General Prospectus Supplement and Prospectus, each dated March 31, 2006.

ML&Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this offering notice relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that ML&Co. has filed with the SEC for more complete information about ML&Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, ML&Co., any agent or any dealer participating in this offering, will arrange to send you the prospectus if you so request by calling toll-free 1-866-500-5408.